NEWS

For:	From:
Ladish Co., Inc.	Libby Communications
5481 South Packard Avenue	95 Pin Pack Road
Cudahy, WI 53110-8902	Ridgefield, CT 06877
Contact: Wayne E. Larsen	Contact: William J. Libby
414-747-2935	203-431-8480
414-747-2890 Fax	203-431-6132 Fax

Release date: 15 February 2006

LADISH REPORTS $267 MILLION OF SALES AND $13.7 MILLION OF NET INCOME FOR FISCAL 2005

Cudahy, WI—Ladish Co., Inc. (NASDAQ: LDSH) (www.ladishco.com) today reported 2005 net income was $13.7 million on sales of $266.8 million. During the fourth quarter of 2005 the Company had income of $0.22 per share in comparison to a $0.09 income per share in the fourth quarter of 2004.

Ladish will host a conference call on Friday, February 17, 2006 at 9:00 a.m. EST to discuss the Company’s performance for 2005. The telephone number to call to participate in the conference call is (800) 946-0708.

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(Dollars in thousands, except earnings per share)	2005	2004	2005	2004
Net sales	$70,382	$53,636	$266,841	$208,707
Cost of goods	61,807	47,908	230,807	190,652

Gross profit	8,575	5,728	36,034	18,055
SG&A	3,206	3,623	12,187	10,300

Operating income	5,369	2,105	23,847	7,755
Interest expense & other	601	452	2,008	2,031

Pretax income	4,768	1,653	21,839	5,724
Income tax provision	1,617	468	8,124	1,970

Net income	$3,151	$1,185	$13,715	$3,754

Basic earnings per share	$0.23	$0.09	$1.00	$0.28
Basic weighted average
shares outstanding	13,949,392	13,605,843	13,781,586	13,285,582
Diluted earnings per share	$0.22	$0.09	$0.98	$0.28
Diluted weighted average
shares outstanding	14,072,920	13,746,876	13,931,539	13,387,911

more

	December 31,
(Dollars in thousands)	2005	2004
Cash and cash equivalents	$14,494	$2,744
Accounts receivable, net	51,497	41,729
Inventory	78,151	51,810
Net PP&E	99,425	84,500
Other	52,462	42,604

Total Assets	$296,029	$223,387

Accounts payable	$41,665	$24,231
Accrued liabilities	10,213	7,597
Senior bank debt	27,000	--
Senior notes	18,000	24,000
Pensions	46,203	7,366
Postretirement benefits	35,479	37,769
Stockholders’ equity	117,469	122,424

Total Liabilities and Equity	$296,029	$223,387

“2005 was a milestone year for Ladish. It was gratifying that we could celebrate the company’s 100th anniversary in a year that featured sustained profitability, record-breaking order activity and sales backlog, and a strategic foreign acquisition,” says Kerry L. Woody, Ladish’s President and CEO. “Ladish’s $266.8 million of sales in 2005 represented a 28% increase over 2004. Correspondingly, 2005 net income of $13.7 million reflected a 265% improvement over the prior year,” noted Mr. Woody. “The sales growth we experienced in 2005 is attributed to the expanding international aerospace market along with a robust demand from our industrial customers.”

$70.4 million of sales in the final quarter is another high for Ladish. The growth in sales in the fourth quarter is partially due to the timing of the purchase of ZKM. With a November 17th closing, Ladish recognized approximately $6.2 million of ZKM’s sales in the fourth quarter. Fourth quarter net income in 2005 was negatively impacted by higher energy costs. Effective October 1, 2005, the Company elected to adopt Financial Accounting Standard 123R, the new accounting standard for stock options. This action eliminated any further charges or credits to SG&A under the prior standard FIN 44 related to Ladish’s fully vested but unexercised stock options.

“We are optimistic about the opportunities available to Ladish in 2006. With a contract backlog of over $450 million, Ladish has the ability to continue to improve its performance through the incremental sales growth. During fiscal 2006 Ladish will begin the process of moving ZKM toward the aerospace arena. We also expect to capitalize on the skills and capacity growth provided by the acquisition of Valley Machining,” observed Mr. Woody. “With the known and projected growth in the aerospace markets served by Ladish and our participation in key programs such as the Rolls-Royce Trent family of engines and GE’s engine programs, we are excited about Ladish’s prospects for both the near and long term.”

Ladish Co., Inc. is a leading producer of highly engineered, technically advanced components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, Oregon, Connecticut and Poland. Ladish common stock trades on Nasdaq under the symbol LDSH.

This release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in them. These risks and uncertainties include, but are not limited to, unanticipated slowdowns in the company’s major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and the effect of foreign currency fluctuations.

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